UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event
reported): April 23, 2014

Emerson Electric Co.
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(Exact Name of Registrant as Specified in Charter)

Missouri --------------------------------- (State or Other Jurisdiction of Incorporation)	1-278 ------------------- (Commission File Number)	43-0259330 --------------------------- (I.R.S. Employer Identification Number)

8000 West Florissant Avenue St. Louis, Missouri ------------------------------------------------ (Address of Principal Executive Offices)	63136 ------------------ (Zip Code)

Registrant’s telephone number, including area code:

(314) 553-2000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

The information contained in the second, third, and fourth paragraphs under "March 2014 Orders Comments" below is hereby incorporated by reference into this item 2.02.

Item 7.01 Regulation FD Disclosure

The following information is furnished pursuant to Regulation FD.

Emerson 3-Month Orders Growth
(Percentage change versus prior year; trailing 3-month averages, excluding acquisitions and divestitures)

	January '14	February '14	March '14
Process Management	0 to +5	0	+10 to 15
Industrial Automation	0 to +5	+5 to 10	+5 to 10
Network Power	0	0 to +5	+5 to 10
Climate Technologies	+5	+5 to 10	0 to +5
Commercial & Residential Solutions	0 to +5	0 to +5	+5
Total Emerson	0 to +5	0 to +5	+5 to 10

March 2014 Orders Comments

As expected for several months, trailing three-month order trends accelerated, approaching 10 percent.  Demand was strong across all segments, with Process Management, Industrial Automation, and Network Power leading improvement, driven by increases in large, multi-year industrial projects, recovering demand for capital goods, and more favorable market conditions in Europe and Asia.  Growth was particularly robust in the second half of March, with orders in the month up nearly 20 percent and backlog increasing to $7 billion, reflecting the anticipated increase in orders growth that had been slowed by harsh weather in North America through much of the quarter.

Despite strong March orders, second quarter sales growth was 2 percentage points below expectations communicated on the first quarter earnings call.  Contributing factors included orders received later in the quarter than expected, disruptive weather in North America, and slower implementation of large projects in the process industry, as global macroeconomic momentum has been slow to accelerate.

In addition to the impact of lower sales, second quarter earnings were adversely impacted by losses resulting from currency volatility and Emerson's share of weak operating results and restructuring costs in the Artesyn Embedded Technologies equity investment (formerly the embedded computing and power business).  The repositioning of Artesyn by the majority owner aligns with its strategy for the business to create value over the long term.

As a result, Emerson’s reported second quarter earnings per share will be approximately equal to the prior year, with the broad orders acceleration supporting sales, earnings and cash flow expectations such that the full year guidance provided at the February investor conference is reaffirmed.  Further details on the second quarter results and outlook will be provided prior to market open on Tuesday, May 6, 2014.

Process Management orders strengthened, primarily due to robust project activity in the North America energy and chemical industries. Excluding currency translation which added 1 percentage point overall, moderate growth in Europe and modest growth in Asia and Latin America reflected improving market conditions. Demand in Middle East/Africa slowed.

Industrial Automation order trends reflected continued demand improvement for industrial goods. Growth was led by a double-digit increase in the power generating alternators business, with the motors and drives, electrical distribution, and fluid automation businesses also strong.

Network Power orders growth accelerated, led by robust data center project activity in Europe. North America market conditions also improved, while Latin America and Asia slowed. Currency translation deducted 1 percentage point.

Climate Technologies orders reflected steady market conditions, as strength in the refrigeration business, especially in transportation, supported moderate growth. Underlying growth in Europe remained strong, Asia grew modestly, and residential air conditioning markets drove a slight increase in North America. Demand for controls, sensors, and electronics was solid. Currency translation deducted 1 percentage point.

Commercial & Residential Solutions order trends improved, as moderate growth reflected continued strength in U.S. residential markets. Growth in the wet/dry vacuums, professional tools, and food waste disposers businesses more than offset softness in the storage businesses.

Upcoming Investor Events

On Tuesday, May 6, 2014, Emerson will report second quarter 2014 results. Management will discuss the results during a conference call at 2:00 p.m. ET the same day. Access to a live webcast of the discussion will be available at www.emerson.com/financial at the time of the call. A replay of the conference call will be available for approximately three months.

On Wednesday, May 21, 2014, Emerson President and Chief Operating Officer Ed Monser will present at the Electrical Products Group Conference in Longboat Key, Florida, at 7:30 a.m. ET. The presentation will be posted on Emerson's website at www.emerson.com/financial at the time of the event and remain available for approximately three months.

On Thursday, May 29, 2014, Emerson Chairman and Chief Executive Officer David Farr will present at the Sanford C. Bernstein Strategic Decisions Conference in New York City, at 10:00 a.m. ET.

Forward-Looking and Cautionary Statements

Statements in this Current Report on Form 8-K that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)

Date:	April 23, 2014	By:	/s/ John G. Shively
John G. Shively Assistant General Counsel and Assistant Secretary